Exhibit 4.1

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED FIVE YEAR

CREDIT AGREEMENT

THIS FIRST AMENDMENT, dated as of March 31, 2009 (this “First Amendment”), amends the Second Amended and Restated Five Year Credit Agreement dated as of November 7, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ALLIANT ENERGY CORPORATION, a Wisconsin corporation (the “Borrower”), the Lenders party thereto, and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Agent”), LC Issuing Bank and Swingline Bank for the Lenders. Except as otherwise defined in this First Amendment, terms defined in the Credit Agreement are used herein as defined therein.

The Borrower has requested, and the Lenders and the Agent have agreed, subject to the terms and conditions set forth herein, to amend the Credit Agreement as specifically set forth herein.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.       Amendments to Credit Agreement. On the First Amendment Effective Date, the Credit Agreement shall be, and is hereby, amended as follows:

(a)         Article I of the Credit Agreement is amended by adding the following definitions in proper alphabetical order.

“Designated Lender” means a Defaulting Lender or a Downgraded Lender

“Defaulting Lender” means any Lender, as reasonably determined by the Agent, that (i) has failed (which failure has not been cured) to fund any Advance or any participation interest in Letters of Credit or Swingline Advances required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified the Agent and the Borrower in writing of its good faith determination that a condition under Section 3.2 to its obligation to fund any Advance shall not have been satisfied), (ii) has notified the Borrower, the Agent, the LC Issuing Bank or the Swingline Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after receipt of a written request from the Agent or the Borrower delivered in accordance with Section 8.2 of the Agreement to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Advances or participations in Letters of Credit and Swingline Advances, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason, (iv) has failed to pay to the Agent, the LC Issuing Bank or any other Lender when due an amount owed by such Lender to the Agent, the LC Issuing Bank or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured, or (v) (a) has become or is insolvent or is the Subsidiary of a Person that has become or is insolvent or (b) has become the subject of a proceeding under the Federal Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or is a Subsidiary of a Person that has become subject of a proceeding under the Federal Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an Equity Interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof.

“Downgraded Lender” means any Lender that has a non-credit enhanced senior unsecured debt rating below investment grade from either Moody’s, S&P or any other nationally recognized statistical rating organization recognized as such by the Securities and Exchange Commission.

(b)        The definition of “Alternate Base Rate” is hereby amended by deleting the word “and” after clause (i) thereof, deleting the period after the end of clause (ii) thereof and substituting therefor “; and” and inserting the following new clause (iii):

(iii)	the Eurodollar Rate for an Interest Period of 1 month plus 1.00%.

(c)        The definition of “Majority Lenders” is hereby amended by deleting the period at the end of the first sentence thereof and substituting the following therefor:

; provided that the Outstanding Credits and Percentage held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

(d)        Section 2.1(a) is hereby amended by inserting the following language in lieu of the period at the end of the first sentence thereof:

as reduced by an amount equal to the difference of (A) the Commitment of any Defaulting Lender minus (B) the principal amount of such Defaulting Lenders’ outstanding Outstanding Credits.

(e)         Section 2.1(b) is hereby amended by amending the proviso at the end of the second sentence thereof in its entirety to read as follows:

provided that no Borrowing of Swingline Advances shall be made if, (i) immediately after giving effect thereto, the Outstanding Credits would exceed the Aggregate Commitment at such time (as reduced by an amount equal to the difference of (A) the Commitment of any Defaulting Lender minus (B) the principal amount of such Defaulting Lenders’ Outstanding Credits) or (ii) any Lender is at such time a Designated Lender hereunder, unless the Swingline Lender has entered into satisfactory arrangements, including, without limitation, the posting of cash collateral, with the Borrower or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender.

(f)         Section 2.4(b) is amended in its entirety to read as follows:

(b)          No Letter of Credit shall be requested or issued hereunder if, (i) after the issuance thereof, the Outstanding Credits would exceed the Aggregate Commitments (as reduced by an amount equal to the difference of (A) the Commitment of any Defaulting Lender minus (B) the principal amount of such Defaulting Lenders’ Outstanding Credits) or (ii) any Lender is at such time a Designated Lender hereunder, unless the LC Issuing Bank has entered into satisfactory arrangements, including, without limitation, the posting of cash collateral, with the Borrower or such Lender to eliminate the LC Issuing Bank’s risk with respect to such Lender.

(g)         Section 2.20 is amended by inserting a new Section 2.20(b) as follows:

(b)         At any time a Lender is a Designated Lender, the Borrower may terminate in full the Commitment of such Designated Lender by giving notice to such Designated Lender and the Agent, effective as of the date such notice has been received by both such Designated Lender and the Agent; provided that (i) at the time of such termination, (x) no Event of Default or Unmatured Default exists (or the Majority Lenders consent to such termination) and (y) no Advances are outstanding; (ii) concurrently with such termination, the Aggregate Commitments shall be reduced by the Commitment of such Designated Lender (it being understood that the Borrower may not terminate the Commitment of a Designated Lender if, after giving effect to such termination, the Outstanding Credits would exceed the Aggregate Commitment); and (iii) concurrently with any subsequent payment of interest or fees to the Lenders with respect to any period before the termination of the Commitment of such Designated Lender, the Borrower shall pay to such Designated Lender its ratable share (based upon the percentage of the Aggregate Commitments represented by such Defaulting Lender’s Commitment before giving effect to such termination) of such interest or fees, as applicable. The termination of the Commitment of a Defaulting Lender pursuant to this Section 2.20(b) shall not deemed to be a waiver of any right that the Borrower, the Agent, the LC Issuing Bank or any other Lender may have against such Defaulting Lender.

(h)         Section 8.1 of the Credit Agreement is amended by inserting the following sentence after the final sentence thereof:

Anything herein to the contrary notwithstanding, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that in no event shall any amendment, waiver or consent purport to (A) increase or extend the Commitments of such Defaulting Lender (other than pursuant to Section 2.6(d) or Section 2.19), (B) reduce the principal of, or interest on, the Advances made by such Defaulting Lender, or any Applicable Margin or any fees or other amounts payable to such Defaulting Lender, (C) postpone any date fixed for any payment of principal of, or interest on, the Advances made by such Defaulting Lender (excluding the conversion of Revolving Advances into Term Loans under Section 2.1(c)), or (D) amend this Section 8.1 in a manner that affects such Defaulting Lender adversely, in each case without the affirmative consent of such Defaulting Lender, provided that if any such amendment, waiver or consent has been approved by all Lenders which are not Defaulting Lenders, and such Defaulting Lender shall have failed to have furnished either its approval or disapproval of such amendment, waiver or consent within the period of ten Business Days after its receipt of a written request to do so, then such Defaulting Lender shall be deemed to have given its affirmative consent.

SECTION 2.      Termination of Commitment of Lehman Brothers Bank, FSB.

(a)        As of the First Amendment Effective Date, the Commitment of Lehman Brothers Bank, FSB (“LBB”) shall be terminated in full (but without a pro rata reduction or termination of the Commitments of the other Lenders under the Credit Agreement) and the Aggregate Commitment and Percentages shall be adjusted accordingly and thereafter LBB shall cease to be a Lender, relinquishes its rights and is released from all of its obligation under the Credit Agreement, but shall continue to be entitled to the benefits of Section 2.13(a), Section 2.13(b), Section 2.17, and Section 8.4 of the Credit Agreement with respect to facts and circumstances occurring prior to the First Amendment Effective Date. Any fees or other amounts owing to LBB with respect to its Commitment through the First Amendment Effective Date shall be paid on the next date on which such fees and other amounts are paid to the other Lenders pursuant to the Credit Agreement.

(b) Schedule I (Commitment Schedule) to the Credit Agreement is hereby amended by (i) deleting the reference therein to “Lehman Brothers Bank, FSB” and its Commitment amount, its Domestic Lender Office and its Eurodollar Lending Office, and (ii) adjusting the total amount of the Commitments at the bottom of such schedule accordingly.

SECTION 3.      Representations and Warranties. To induce the other parties hereto to enter into this First Amendment, the Borrower represents and warrants to the Agent and the Lenders as follows:

(a)        This First Amendment has been duly authorized, executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms.

(b)        After giving effect to this First Amendment, the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof, with the same effect as if made on and as of such date, both immediately before and after giving effect to this First Amendment (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date).

(c)        After giving effect to this First Amendment, no Unmatured Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to this First Amendment.

SECTION 4.      Effectiveness. This First Amendment shall become effective as of the date of the satisfaction in full of the following conditions precedent (the “First Amendment Effective Date”):

(a)        The Agent shall have received counterparts of this First Amendment that, when taken together, bear the signatures of (i) the Borrower and (ii) the Lenders; and

(b)        The Agent shall have received all other amounts due and payable under the Credit Agreement on or prior to the Effective Date, including, all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent).

SECTION 5.      Effect of First Amendment. Except as expressly set forth herein, this First Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the LC Issuing Bank, the Agent or the Borrower under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. After the date hereof, any reference to the Credit Agreement shall mean the Credit Agreement, together with this First Amendment. This First Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 6.      Borrower’s Acknowledgments. The Borrower acknowledges and agrees that the Borrower has no claims, counterclaims, offsets, or defenses to the Loan Documents and the performance of the Borrower’s obligations thereunder or if the Borrower did have any such claims, counterclaims, offsets or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of execution and delivery of this First Amendment.

SECTION 7.      Applicable Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF).

SECTION 8.      Counterparts. This First Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this First Amendment by facsimile or electronic mail transmission shall be effective as delivery of a manually signed counterpart of this First Amendment.

SECTION 9.      Expenses. The Borrower agrees to pay and reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and delivery of this First Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Agent.

SECTION 10.     Headings. The headings of this First Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized officers as of the date first above written.

ALLIANT ENERGY CORPORATION

By:

Name:

Title:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent, LC Issuing Bank, Swingline Lender, and as a Lender

By:

Name:

Title:

[LENDER]

By:

Title: